Exhibit 99.1

Press Release

July 1, 2013

NASDAQ OMX Completes Acquisition of eSpeed Platform for Trading of Benchmark U.S. Treasuries

Independent Electronic Trading Platform Meets Customer Demand for Trading in Largest, Most Liquid Market in the World

Accretive to EPS within the First 12 Months, Excluding Transaction-Related Costs

New York, July 1, 2013 – The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) today announced the completion of its acquisition of the eSpeed platform, which operates a fully executable central limit order book for electronic trading in benchmark U.S. Treasuries, one of the largest and most liquid cash markets in the world. The eSpeed platform will be integrated into the NASDAQ OMX Transaction Services business to better serve dealers in the over-the-counter market and meet the growing demand for diverse instruments on an independent market. U.S. Treasury data products will be integrated into NASDAQ OMX Global Information Services, further enhancing NASDAQ OMX’s rich data product offering.

“We are beginning to see a fundamental shift in underlying drivers of the U.S. Treasury market and we feel the addition of eSpeed to NASDAQ OMX’s portfolio will provide our combined customer base with a significantly expanded opportunity set,” said Bob Greifeld, Chief Executive Officer of NASDAQ OMX. “As the liquidity dynamics in the U.S. Treasury market evolve through the government’s tapering of the quantitative easing program, our customers will be well-positioned to assess their strategic investments across fixed income, equities and derivatives globally.

NASDAQ OMX announced its intent to acquire the eSpeed platform on April 1, 2013 to enter benchmark U.S. Treasuries, one of the largest markets in the world with over $500 billion in daily trading volume. The addition of the eSpeed platform provides NASDAQ OMX clients an opportunity to navigate the benchmark U.S. Treasuries market with services for the full life-cycle of global fixed income trading. eSpeed is well positioned, through the independent ownership of NASDAQ OMX, to benefit from the normalization of the U.S. bond market and the core drivers of volumes like stability in the issuance of new Treasuries, continued electronification of the U.S. Treasury market, resolution of fiscal uncertainty and changes in government intervention through quantitative easing.

“We are excited about the future as the talent, technology and market knowledge we are acquiring creates a significant competitive advantage,” said Eric Noll, Executive Vice President, Transaction Services U.S. and U.K. at NASDAQ OMX. “The addition of eSpeed to our transaction business will make NASDAQ OMX a leading, global player in a new asset class and will better serve dealers in the over-the-counter market along the value chain from pre- to post-trade.”

NASDAQ OMX expects the acquisition to be accretive to earnings within the first 12 months, excluding transaction-related costs, and to generate attractive returns on capital.

NASDAQ OMX’s Transaction Services business provides the financial services community with trading platforms, market quality programs and solutions that reduce operational costs for a wide range of market participants with various investment strategies, time horizons and risk tolerance. The business operates the world’s most liquid marketplace for U.S. equities, as well as options, exchange-traded products and futures platforms across the globe.

About NASDAQ OMX:

The inventor of the electronic exchange, The NASDAQ OMX Group, Inc., fuels economies and provides transformative technologies for the entire lifecycle of a trade - from risk management to trade to surveillance to clearing. In the U.S. and Europe, we own and operate 26 markets, 3 clearinghouses and 5 central securities depositories supporting equities, options, fixed income, derivatives, commodities, futures and structured products. Able to process more than 1 million messages per second at sub-40 microsecond speeds with 99.99% uptime, our technology drives more than 70 marketplaces in 50 developed and emerging countries into the future, powering 1 in 10 of the world’s securities transactions. Our award-winning data products and worldwide indexes are the benchmarks in the financial industry. Home to approximately 3,400 listed companies worth $6 trillion in market cap whose innovations shape our world, we give the ideas of tomorrow access to capital today. Welcome to where the world takes a big leap forward, daily. Welcome to the NASDAQ OMX Century. To learn more, visit nasdaqomx.com. Follow us on Facebook (http://www.facebook.com/NASDAQ) and Twitter (http://www.twitter.com/nasdaqomx). (Symbol: NDAQ and member of S&P 500)

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s acquisition of the eSpeed platform, the benefits of the transaction, the U.S. Treasury market, NASDAQ OMX’s plans, objectives, expectations and intentions and other statements that are not historical facts. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

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NASDAQ OMX Media Contacts:

Joseph Christinat

+1.646.441.5121

Joseph.Christinat@nasdaqomx.com

Robert Madden

+1.646.441.5045

Robert.Madden@nasdaqomx.com

NASDAQ OMX Investor Relations Contact:

Edward Ditmire, CFA

+1.212.401.8737

Edward.Ditmire@nasdaqomx.com

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The NASDAQ OMX Group, Inc.